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                                                                    EXHIBIT 16.1



                    [Letterhead of KPMG Peat Marwick L.L.P.]

                               September 29, 1997


Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for Evergreen Media Corporation and Evergreen Media Corporation of Los Angeles (names subsequently changed to Chancellor Media Corporation and Chancellor Media Corporation of Los Angeles, respectively) and, under the date of January 31, 1997, except for note 2(c), which is as of February 19, 1997, we reported on the consolidated financial statements of Evergreen Media Corporation and subsidiaries and the consolidated financial statements of Evergreen Media Corporation of Los Angeles and subsidiaries as of December 31, 1995 and 1996 and for each of the years in the three-year period ended December 31, 1996. On September 23, 1997, our appointment as principal accountants was terminated. We have read the statements of Chancellor Media Corporation and Chancellor Media Corporation of Los Angeles (collectively, the "Companies") included under Item 4 of their Form 8-K dated September 29, 1997, and we agree with such statements, except that we are not in a position to agree or disagree with the Companies' stated reason for changing principal auditors, or with the Companies' statement that the change was approved by the board of directors, or with the statements made by the Companies in the third paragraph of Item 4 of the aforementioned Form 8-K.





                                                    /s/ KPMG Peat Marwick L.L.P.